EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-255068) pertaining to the AppHarvest, Inc. 2018 Equity Incentive Plan, the AppHarvest, Inc. 2021 Equity Incentive Plan, and the AppHarvest, Inc. 2021 Employee Stock Purchase Plan of our reports dated March 1, 2022, with respect to the consolidated financial statements of AppHarvest, Inc., and the effectiveness of internal control over financial reporting of AppHarvest, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Louisville, Kentucky
March 1, 2022